Exhibit 99.1

NEWS RELEASE

Media Relations:	Investor Relations:

ARAMARK Corporation	ARAMARK Corporation
Michelle Davidson, 215-238-3523	Bobbi Chaville, 215-238-3726
Davidson-Michelle@aramark.com	Chaville-Bobbi@aramark.com

ARAMARK REPORTS RECORD QUARTERLY SALES OF $2.7 BILLION;

FIRST QUARTER EARNINGS PER SHARE RISE TO 38 CENTS

PHILADELPHIA, PA – February 9, 2005 – ARAMARK Corporation (NYSE:RMK), a world leader in managed services, today reported record sales of $2.7 billion for the first quarter of 2005, an increase of 11 percent over the first quarter of 2004. Organic sales growth for the quarter, which excludes the impact of acquisitions, divestitures and foreign currency fluctuations, was 6 percent.

First quarter net income increased 8 percent to $72.4 million and diluted earnings per share were $0.38, an increase of 9 percent over the prior year quarter.

Chief Executive Officer’s Comments

“With our record sales performance in the first quarter, we are off to a solid start for fiscal 2005,” said Joseph Neubauer, Chairman and Chief Executive Officer of ARAMARK. “Our organic sales growth of 6 percent and business momentum remain strong as we strive to become the partner of choice for our clients. Our earnings per share of 38 cents were particularly gratifying since they were achieved in the face of the negative impact of the NHL lockout. We believe the opportunity to help clients achieve their business goals and create value has never been better, and with our robust portfolio of managed services, we believe we are well-positioned to capitalize on the global growth trends in outsourcing.”

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Food and Support Services

In ARAMARK’s Food and Support Services – U.S. segment, first quarter sales rose 7 percent to $1.8 billion, driven principally by the healthcare and education businesses. Segment operating income of $94.7 million increased 6 percent compared to the prior year despite the negative effect of the NHL lockout on the sports and entertainment business.

Sales for the Food and Support Services – International segment of $552 million were up 33 percent from the 2004 first quarter. Organic sales growth for the segment was 6 percent, driven by solid growth in Canada, Germany and Spain. Operating income in this segment increased 29 percent to $21.1 million. Currency translation contributed about 10 and 9 percentage points, respectively, to the sales and operating income growth rates.

Uniform and Career Apparel

In ARAMARK’s Uniform and Career Apparel – Rental segment, sales of $276 million for the first quarter were up 8 percent and up 5 percent organically. This represented the fifth consecutive quarter of improved organic sales growth. Operating income of $30.6 million was up 6 percent over the first quarter of 2004.

In ARAMARK’s Direct Marketing segment, first quarter sales decreased 1 percent from the prior year quarter to $126 million. Operating income declined to $8.3 million due to margin erosion at WearGuard-Crest and the ongoing costs of the Galls investigation.

Second Quarter 2005 Financial Guidance

ARAMARK anticipates second quarter 2005 sales of between $2.5 billion and $2.7 billion and diluted earnings per share of between $0.25 and $0.27, which reflect the continuing impact of the NHL lockout.

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Conference Call and Related Financial Information

In conjunction with its first quarter earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on February 9, 2005 at 10:00 a.m. EST. Interested parties are invited to log on to www.aramark.com to listen to this webcast. A recording of the conference call will be available on that website.

The balance sheet, income statement and other financial information related to the first fiscal quarter of 2005 are attached to this press release and can also be found on the Investor Relations section of ARAMARK’s website at www.aramark.com.

Certain previously undisclosed financial information relating to a completed fiscal period, as well as reconciliations of non-GAAP financial measures that are disclosed on the conference call, will also be available on the Investor Relations section of ARAMARK’s website.

About ARAMARK

ARAMARK Corporation is a world leader in providing award-winning food and facilities management services to health care institutions, universities and school districts, stadiums and arenas, international and domestic corporations, as well as providing uniform and career apparel. ARAMARK was ranked number one in its industry in the 2004 FORTUNE 500 survey and was also named one of “America’s Most Admired Companies” by FORTUNE magazine in 2004, consistently ranking since 1998 as one of the top three most admired companies in its industry as evaluated by peers. Headquartered in Philadelphia, ARAMARK has approximately 242,500 employees serving clients in 19 countries.

Forward-Looking Statements

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions, ramifications of any future terrorist attacks or increased security alert levels; increased operating costs, including labor-related and energy costs; shortages of qualified personnel or increases in labor costs; costs and possible effects of union organizing activities; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food service, the environment, Federal and state employment laws and wage and hour laws; import and export controls and customs laws; dram shop litigation; inability to retain current clients and renew existing client contracts; determination by customers to reduce outsourcing and use of preferred vendors; seasonality; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of and elsewhere in ARAMARK’s SEC filings.

For further information regarding risks and uncertainties associated with ARAMARK’s business, please refer to the “Legal Proceedings,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition”, “Risk Factors” and other sections of ARAMARK’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting ARAMARK’s investor relations department via its web site www.aramark.com.

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ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	December 31, 2004	January 2, 2004
Sales	$2,730,233	$2,458,857

Costs and Expenses:
Cost of services provided	2,474,763	2,221,504
Depreciation and amortization	77,655	69,532
Selling and general corporate expenses	33,851	30,400

	2,586,269	2,321,436

Operating income	143,964	137,421
Interest and other financing costs, net	31,275	29,259

Income before income taxes	112,689	108,162
Provision for income taxes	40,243	40,810

Net income	$72,446	$67,352

Earnings Per Share:
Basic	$0.39	$0.36
Diluted	$0.38	$0.35

Weighted Average Shares Outstanding:
Basic	185,623	187,536
Diluted	188,838	193,860

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	December 31, 2004	October 1, 2004
Assets
Current Assets	$1,343,319	$1,340,015
Property and Equipment, net	1,219,008	1,214,382
Goodwill	1,625,923	1,589,144
Other Assets	805,659	678,032

	$4,993,909	$4,821,573

Liabilities and Shareholders’ Equity
Current Liabilities (1)	$1,250,237	$1,454,930
Long-Term Borrowings	2,052,444	1,843,200
Other Liabilities	487,248	373,788
Total Shareholders’ Equity	1,203,980	1,149,655

	$4,993,909	$4,821,573

(1) -	Includes $46.1 million and $25.5 million of current maturities of long-term borrowings as of December 31, 2004 and October 1, 2004, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	December 31, 2004	January 2, 2004
Cash flows from operating activities:
Net income	$72,446	$67,352
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	77,655	69,532
Income taxes deferred	(2,635)	6,488
Changes in noncash working capital	(244,949)	(289,249)
Net proceeds from sale of receivables	45,000	16,300
Other operating activities	(10,117)	(12,839)

Net cash used in operating activities	(62,600)	(142,416)

Cash flows from investing activities:
Net purchases of property and equipment and client contract investments	(66,135)	(63,625)
Proceeds from sale of investment	—	8,500
Acquisitions and other investing activities	(30,249)	(3,908)

Net cash used in investing activities	(96,384)	(59,033)

Cash flows from financing activities:
Net proceeds from long-term borrowings	208,659	227,355
Payment of dividend	(10,040)	(9,212)
Proceeds from issuance of common stock	6,812	4,787
Repurchase of stock and other financing activities	(57,422)	(31,837)

Net cash provided by financing activities	148,009	191,093

Decrease in cash and cash equivalents	$(10,975)	$(10,356)

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	December 31, 2004	January 2, 2004
Sales
Food and Support Services - United States	$1,776,531	$1,660,558
Food and Support Services - International	552,010	415,373
Uniform and Career Apparel - Rental	276,174	255,815
Uniform and Career Apparel - Direct Marketing	125,518	127,111

	$2,730,233	$2,458,857

Operating Income
Food and Support Services - United States	$94,674	$89,436
Food and Support Services - International	21,141	16,438
Uniform and Career Apparel - Rental	30,626	28,920
Uniform and Career Apparel - Direct Marketing	8,310	11,451
Corporate	(10,787)	(8,824)

	$143,964	$137,421

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth in the quarterly periods adjusted to eliminate the effects of acquisitions, divestitures, the impact of currency translation and, in the fourth quarter of fiscal 2003, the effect of the 53rd week provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		% Change
	December 31, 2004	January 2, 2004
ARAMARK Corporation Consolidated Sales (as reported)	$2,730,233	$2,458,857	11%
Effect of Currency Translation	—	35,242
Effect of Acquisitions and Divestitures	(84,910)	(2,168)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,645,323	$2,491,931	6%

Food and Support Services - International - Sales (as reported)	$552,010	$415,373	33%
Effect of Currency Translation	—	35,242

Food and Support Services - International - Sales (excluding translation)	552,010	450,615	23%

Effect of Acquisitions and Divestitures	(73,094)	—

Food and Support Services - International - Sales (as adjusted)	$478,916	$450,615	6%

	Three Months Ended		% Change
	October 1, 2004	October 3, 2003
Uniform and Career Apparel - Rental Sales (as reported)	$264,064	$271,062
Estimated Effect of the 53rd Week	—	(19,457)
Effect of Acquisitions and Divestitures	(3,414)	(539)

Uniform and Career Apparel - Rental Sales (as adjusted)	$260,650	$251,066	4%